Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 24, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the acquisition of JP Energy Partners, LP which is discussed in Note 2 to the consolidated financial statements and to the third paragraph of Note 24, as to which the date is September 15, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in American Midstream Partners, LP’s Current Report on Form 8-K dated September 18, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 20, 2017